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Exhibit 10.25

EXECUTIVE COMPENSATION PLAN 2003

EFFECTIVE DATE: JANUARY 1, 2003

NAME:	DANA KAMMARSGARD
TITLE:	CTO
BASE SALARY:	$300,000
ON-PLAN BONUS:	50% of Base Salary

EXHIBIT C

        By signing this Executive Compensation Plan 2003 ("Plan"), you hereby agree that the terms of this Plan shall be in addition to the terms of the Employment Agreement between you and Dot Hill dated August 2, 1999 ("Employment Agreement"), and shall replace and supercede the terms of Exhibit C of the Employment Agreement with respect to your base salary and bonus for the year 2003. Otherwise, the terms of your Employment Agreement remain unchanged. For any period of time after December 31, 2003, your base salary and bonus shall be subject to change, as determined by Dot Hill's Board of Directors and/or Compensation Committee ("BOD").

BONUS

        Bonus is calculated based on a percentage of base salary.

        Bonus will be paid once annually as soon as practicable after an audit of the Company's fiscal year 2003 results has been completed and after the Dot Hill Board of Directors and/or Compensation Committee ("BOD") has approved the payment.

        70% of bonus potential is tied to Dot Hill's overall 2003 annual operating plan.

  a.
  50% of bonus is tied to achieving on-plan revenue of $156,000,000 for 2003

  b.
  50% of bonus is tied to achieving on-plan net income of $5,428,000 for 2003

  c.
  If at the end of 2003, the year-end revenue AND the net income is equal to or less than 85% of the on-plan targets, no bonus will be paid.

  d.
  For each 1% increase above 85% of on-plan revenue and, separately, on-plan net income, a bonus equal to 3.33% of on-plan bonus will be paid, with no cap. For example, assume that the Company attains 112% of on-plan revenue and 100% of on-plan for net income, and the entire on-plan bonus is $100,000. Bonus based on revenue will be paid by multiplying 3.33 by (112% - 85%), which equals 89.91%, and then multiplying that by the on-plan bonus of $100,000 equaling $89,910. Further, the bonus based on net income would be calculated by multiplying 3.33 by (100% - 85%), which equals 50%, and then multiplying that by the on-plan bonus of $100,000 equaling $50,000. The total bonus payout would be $89,910 + $50,000 or $139,910.

  e.
  Overachievement of on-plan bonus is possible based on Dot Hill's exceeding its 2003 revenue and/or net income targets, as per "d" above.

  f.
  Both the revenue and net income goals need to be at least 85% in order for any bonus to be earned.

        20% of bonus potential is subjective and may be tied to individual departmental goals and performance.

        10% of bonus potential is subjective and will be based on the Company's performance with respect to management of its working capital and cash flow.

TERMS

  a.
  You must be an employee in good standing on the date of payout to be eligible for the bonus payout.

  b.
  The base salary and bonus structure may be revised by the BOD at any time, with no notice.

  c.
  You are eligible for all benefits afforded Regular Full-time Exempt employees as set fort in the most current version of the Dot Hill Employee Handbook.

  d.
  The terms, conditions, and benefits of your employment with Dot Hill Systems Corporation are governed by the terms of the Employment Agreement and the standard Company policies and benefits. No verbal promises, verbal commitments, or implied promises will alter the Employment Agreement or these standard policies and benefits.

  e.
  The employment relationship between the parties is "at will" and may be terminated by Dot Hill at any time.

/s/ JIM LAMBERT Jim Lambert, President/CEO	/s/ DANA KAMMARSGARD Dana Kammarsgard, CTO

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  Exhibit 10.25
EXECUTIVE COMPENSATION PLAN 2003